EXECUTION VERSION

Monarch Alternative Capital L.P. 535 Madison Ave. New York, NY 10022	Whitebox Advisors, LLC 3033 Excelsior Blvd., Suite 300 Minneapolis, MN 55416

York Capital Management
Global Advisors LLC
767 Fifth Ave., 17th Floor
New York, NY 10153

July 20, 2010

$50,000,000 Convertible Secured Notes
Purchase Letter

U.S. Concrete, Inc.
2925 Briarpark, Suite 1050
Houston, TX 77042

Attention:  Board of Directors

Ladies and Gentlemen:

You have advised Monarch Alternative Capital, L.P. (acting individually or through one or more of its affiliates) (“Monarch”), Whitebox Advisors, LLC (acting individually or through one or more of its affiliates) (“Whitebox”) and York Capital Management Global Advisors, LLC (“York” and, together with Monarch and Whitebox, the “Put Option Parties”) that you expect that U.S. Concrete, Inc. (“US Concrete”) and its affiliated debtors and debtors-in-possession (collectively, the “Debtors”), each the subject of a voluntary case under chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101 et seq. (the “Bankruptcy Code”), in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”), Case No. 10-11407 (the “Cases”), will be reorganized pursuant to the Joint Plan of Reorganization of U.S. Concrete., Et Al., Pursuant to Chapter 11 of the Bankruptcy Code dated as of June 2, 2010 (the “Plan”).  You have advised the Put Option Parties that the Debtors, as reorganized pursuant to the Plan (the “Companies” or the “Reorganized Company”), are seeking up to $50,000,000 of financing in connection with the consummation of the Plan.  The offering and issuance of the Convertible Secured Notes (as defined below) is referred to herein as the “Transaction.”

In connection with the foregoing, the Put Option Parties are pleased to advise you of their commitment to purchase $50,000,000 in new Convertible Secured Notes (the “Convertible Secured Notes”) (with each Put Option Party committed to purchase one-third of such amount) on the effective date of the Plan (the “Effective Date”) upon the exercise of the Companies’ option to sell such Convertible Secured Notes to the Put Option Parties (the “Put Option”), and upon the terms and conditions set forth in this purchase letter (this purchase letter, together with the exhibits and annexes attached hereto and as amended, restated, modified or otherwise supplemented from time to time in accordance with the terms hereof, this “Purchase Letter”) and in the Outline of Proposed Terms and Conditions attached hereto as Exhibit A (the “Term Sheet”), with the proceeds thereof to be used to repay in full the Debtors’ debtor-in-possession financing (the “DIP Facility”) and for working capital and general corporate purposes of the Companies and their subsidiaries.  The Put Option Parties have agreed that other holders of US Concrete’s 8.375% Senior Subordinated Notes due 2014 (the “Existing Notes”) to the extent they are Qualified Institutional Buyers (“QIBS”) (as defined in Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”)) or institutional accredited investors (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act) may purchase Convertible Secured Notes according to their pro rata holdings of the Existing Notes thereby reducing the aggregate placement of Convertible Secured Notes to the Put Option Parties pursuant to the Put Option.  Each of the Put Option Parties hereby represents and warrants that it is a QIB or an institutional accredited investor.

In connection with the Transaction, you agree to use commercially reasonable efforts to prepare materials, reasonably acceptable to the Put Option Parties, to the extent reasonably available, regarding the Companies, their subsidiaries and the Convertible Secured Notes, to be used in connection with the offering of the Convertible Secured Notes, including an Offering Memorandum Supplement, for distribution to other holders of the Existing Notes (collectively, with the Term Sheet, the “Information Materials”).

US Concrete hereby represents and covenants that (a) all information, other than financial information and projections (the “Projections”) and general economic or specific industry information developed by, and obtained from, third party sources that has been or will be made available to the Put Option Parties by US Concrete or any of its representatives, when taken together as a whole, is and will be, when furnished, correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading in light of the circumstances under which such statements are made and (b) the Projections that have been prepared in connection with the Debtors’ Disclosure Statement Relating to the Joint Plan of Reorganization of U.S. Concrete, Inc., Et Al., Pursuant to Chapter 11 of the Bankruptcy Code dated June 2, 2010 have been prepared in good faith based upon assumptions that are believed to be reasonable at the time made and remain accurate in all material respects.

Each Put Option Party’s commitment and agreements hereunder are subject to the satisfaction or waiver of the following conditions:

1.    not later than August 18, 2010, entry of an order by the Bankruptcy Court in the Cases, in form and substance reasonably satisfactory to the Put Option Parties, (a) approving this Purchase Letter and (b) otherwise authorizing the Debtors to execute, perform and incur their obligations under this Purchase Letter, including the payment of fees and expenses and the provision of indemnities as set forth herein;

2.    there not having occurred a dismissal or conversion of any Case to a case under Chapter 7 of the Bankruptcy Code or the appointment of a Chapter 11 trustee in any Case;

3.    (a) no provision of the Plan (as filed with the Bankruptcy Court) having been amended, supplemented or otherwise modified in any respect in a manner materially adverse to the Put Option Parties without the consent of the Put Option Parties (such consent not to be unreasonably withheld or delayed) and (b) not later than August 18, 2010, entry of an order confirming the Plan (the “Confirmation Order”) by the Bankruptcy Court in the Cases, in form and substance reasonably satisfactory to the Put Option Parties (it being agreed that the Plan Supplement to be filed with the Bankruptcy Court shall be reasonably satisfactory to the Put Option Parties);

4.    the Confirmation Order having become a final order, in full force and effect without reversal, modification or stay;

5.    evidence, in form and substance reasonably satisfactory to the Put Option Parties, that substantially concurrently with the issuance of the Convertible Secured Notes all obligations under the DIP Facility (other than contingent obligations not then due and payable) have been repaid in full, all commitments under the DIP Facility have been terminated and all liens and security interests related to the DIP Facility have been terminated or released;

6.    except to the extent disclosed by US Concrete in any filing made by US Concrete with the Securities and Exchange Commission prior to the date hereof, in the Plan or in writing to the Put Option Parties on the date hereof, (a) there not occurring or becoming known to the Put Option Parties any events, developments, conditions or circumstances (each, an “Event”) that, individually or in the aggregate, have had or could reasonably be expected to have a material adverse effect on the business, operations, property, condition (financial or otherwise) or prospects of US Concrete and its direct and indirect subsidiaries, taken as a whole (or the Reorganized Debtors and its direct and indirect subsidiaries, taken as a whole), and (b) no material assets of the Debtors having been sold or agreed to be sold outside of the ordinary course of business from and after the date hereof;

7.    (a) the Companies and the Put Option Parties having entered into definitive documentation with respect to the purchase of the Convertible Secured Notes and related documentation reflecting the terms and conditions set forth herein, in the Term Sheet and otherwise customary for this type of transaction, including conditions relating to the collateral and perfection of security interests thereunder (the “Note Documentation”) and (b) on the Effective Date (A) there not being any event or condition which constitutes an event of default, or which upon notice, lapse of time, or both would constitute an event of default, under the Note Documentation and (B) the Note Documentation being in full force and effect;

8.    the payment of the fees and reimbursement of out-of-pocket costs and expenses as set forth herein, in the Plan and pursuant to that certain letter, dated as of February 22, 2010, between US Concrete and Paul, Weiss, Rifkind, Wharton & Garrison LLP (“Paul Weiss”) regarding payment by US Concrete of fees and expenses to Paul Weiss as counsel to a group formed by certain holders of the Existing Notes, in accordance with the terms hereof and thereof;

9.    the Effective Date and closing of the Transaction having occurred not later than September 27, 2010;

10.          as of the date of the Offering Memorandum Supplement and the closing of the Transaction, the Information Materials are, when furnished and taken as a whole, complete and correct in all material respects and do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein, in light of the circumstances under which such statements are made, not misleading;

11.          the following shall be true and correct: as of the date hereof, each of the Company’s filings with the Securities and Exchange Commission since January 1, 2010 (the “SEC Filings”) is, as of its respective filing date, complete and correct in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein, in light of the circumstances under which such statements are made, not misleading;

12.          substantially concurrently with the issuance of the Secured Notes (a) the Debtors and the First Lien Revolving Facility lenders having entered into the definitive documentation for the First Lien Revolving Facility referred to in the Term Sheet and any related documentation (the “First Lien Revolving Facility”) and reasonably satisfactory to the Put Option Parties and (b) all conditions to borrowing under the First Lien Revolving Facility having been satisfied or waived (provided that if such waiver could reasonably be expected to be adverse in any material respect to the interests of the Put Option Parties, the Put Option Parties shall have consented to such waiver) on or prior to the Effective Date, and (d) on the Effective Date (A) there not being any event or condition which constitutes an event of default, or which upon notice, lapse of time, or both would become an event of default, under the First Lien Revolving Facility and (B) the First Lien Revolving Facility being in full force and effect;

13.          the Put Option Parties shall have received such legal opinions, documents and other instruments as are customary for transactions of this type; and

14.          all governmental, shareholder or third party consents, if any, necessary for the consummation of the Transaction having been obtained.

Those matters that are not covered by the provisions hereof and of the Term Sheet shall be consistent with the Term Sheet and shall be subject to the approval and agreement of the Put Option Parties and the Companies; provided that the Note Documentation shall not contain (i) any conditions precedent other than the accuracy of the Specified Representations (as defined below), the conditions precedent set forth herein and delivery of an officer’s certificate customary for transactions of this type or (ii) any representation or warranty (other than the Specified Representations), any affirmative or negative covenant or event of default, the accuracy, compliance or absence, respectively, of or with which would be a condition to the availability of the purchase of Convertible Secured Notes pursuant to the Put Option on the Effective Date.  For purposes hereof, “Specified Representations” means the representations and warranties of the Company relating to corporate power and authority, the enforceability of the definitive documentation, the validity of the securities issued, due organization, no conflicts, Investment Company Act and, in each case as they relate to the entering into and performance of the definitive credit documentation, Federal Reserve margin regulations.

You agree to reimburse the Put Option Parties (promptly following written demand, including documentation reasonably supporting such request) for all reasonable out-of-pocket costs, fees and expenses incurred by or on behalf of the Put Option Parties in connection with the negotiations, preparation, execution and delivery of this Purchase Letter, the Term Sheet, the transactions contemplated in connection therewith, and any and all definitive documentation relating thereto, including, but not limited to, the reasonable out-of-pocket fees and expenses of one primary counsel for the Put Option Parties and necessary local counsel.

You agree to indemnify and hold harmless the Put Option Parties, each of their affiliates and each of their and their affiliates’ respective officers, directors, partners, shareholders, trustees, controlling persons, employees, agents, advisors, attorneys and representatives (each, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities and related reasonable out-of-pocket costs and expenses (including, without limitation, reasonable fees and disbursements of one counsel for the Indemnified Parties, except to the extent an actual conflict exists among them) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or relating to the Transactions, this Purchase Letter or the transactions contemplated hereby, any use made or proposed to be made with the proceeds of the Convertible Secured Notes, or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any Indemnified Party is a party thereto, and you shall reimburse (promptly following written demand, including documentation reasonably supporting such request) each Indemnified Party on demand for all reasonable legal and other out-of-pocket expenses incurred by it in connection with investigating, preparing to defend or defending, or providing evidence in or preparing to serve or serving as witness with respect to, any lawsuit, investigation, claim or other proceeding relating to any of the foregoing (including, without limitation, in connection with the enforcement of the indemnification obligations set forth herein), irrespective of whether the transactions contemplated hereby are consummated, except to the extent such claim, damage, loss, liability, or expense is (i) found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnified Party or any of its affiliates or its or its affiliates’ respective officers, directors, partners, shareholders, trustees, controlling persons, employees, agents, advisors, attorneys or representatives or (ii) solely the result of a dispute between or among the Indemnified Parties.

If any Indemnified Party shall receive an indemnification payment in respect of any claim, damage, loss, liability or expense pursuant to the preceding paragraph and such claim, damage, loss, liability or expense is found by a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnified Party or any of its affiliates or its or its affiliates’ respective officers, directors, partners, shareholders, trustees, controlling persons, employees, agents, advisors, attorneys or representatives, then such Indemnified Party shall refund the amount received by it in respect of such indemnification in excess of that amount to which it is entitled under the terms of the preceding paragraph.  In no event, however, shall any Indemnified Party be liable to you or any of your affiliates on any theory of liability for any special, indirect, consequential or punitive damages.

You further agree that, without the prior written consent of the Put Option Parties, you will not enter into any settlement of any lawsuit, claim or other proceeding arising out of the Transaction, this Purchase Letter or the transactions contemplated hereby unless such settlement (i) includes an explicit and unconditional release from the party bringing such lawsuit, claim or other proceeding of all Indemnified Parties and (ii) does not include a statement as to or an admission of fault, culpability, or a failure to act by or on behalf of any Indemnified Party. No Indemnified Party shall be liable to you or any of your affiliates for any damages arising from the use by unauthorized persons of any information made available to the Put Option Parties by you or any of your representatives through electronic, telecommunications or other information transmission systems that is intercepted by such persons.

Additionally, you acknowledge and agree that the Put Option Parties are not advising you as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction.  You shall consult with your own advisors concerning such matters and shall be responsible for making your own independent investigation and appraisal of the transactions contemplated hereby, and the Put Option Parties shall have no responsibility or liability to you with respect thereto.

You acknowledge that each Put Option Party and its affiliates (the term “Put Option Party” as used below in this paragraph being understood to include such affiliates) may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you may have conflicting interests regarding the transactions described herein (including without limitation, the Plan) and otherwise.  No Put Option Party will use confidential information obtained from you, any of your affiliates or any of your representatives, by virtue of the transactions contemplated hereby or its other relationships with you in connection with the performance by such Put Option Party of services for other companies, and no Put Option Party will furnish any such information to other companies any third party (other than its affiliates or representatives as necessary in connection with the evaluation of its investment in connection with the Transaction) or otherwise use such information other than in connection with the evaluation of its investment in connection with the Transaction.  You also acknowledge that no Put Option Party has any obligation to use in connection with the transactions contemplated hereby, or to furnish to you, confidential information obtained from other companies. You further acknowledge that each of the Put Option Parties may from time to time effect transactions, for its own or its affiliates’ account or the account of customers, and hold positions in loans, securities or options on loans or securities of the Companies and their affiliates and of other companies that may be the subject of the transactions contemplated by this Purchase Letter and the Put Option Parties acknowledge their obligations under the applicable securities laws with respect to any such activities.  This paragraph shall survive termination of this Purchase Letter.

Each Put Option Party may employ the services of its affiliates in providing certain services hereunder and, in connection with the provision of such services, may exchange with such affiliates information concerning you and the other companies that may be the subject of the transactions contemplated by this Purchase Letter, and, to the extent so employed, such affiliates shall be entitled to the benefits afforded and the obligations imposed upon such Put Option Party hereunder.

In connection with the Put Option Parties’ commitment hereunder pursuant to the Put Option, the rights and obligations of the Commitment Parties may be assigned, in whole or in part, by the Commitment Parties to any proposed investor reasonably acceptable to you; provided, however, no such assignment shall release the Commitment Parties from their obligations to purchase their respective portions of the Convertible Secured Notes on the Effective Date pursuant to the Put Option.

This Purchase Letter shall not be assignable by you without the prior written consent of each Put Option Party (and any purported assignment without such consent shall be null and void).  This Purchase Letter is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto and the Indemnified Parties.  This Purchase Letter may not be amended or waived except by an instrument in writing signed by you and each Put Option Party.  This Purchase Letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement.  Delivery of an executed signature page of this Purchase Letter by facsimile or electronic transmission shall be effective as delivery of a manually executed counterpart hereof.  This Purchase Letter is the only agreement that has been entered into among us with respect to the Convertible Secured Notes and sets forth the entire understanding of the parties with respect thereto as of the date hereof.

This Purchase Letter shall be governed by, and construed in accordance with, the laws of the State of New York.  The parties hereto consent to the nonexclusive jurisdiction and venue of the Bankruptcy Court, and in the event that the Bankruptcy Court does not have or declines to exercise jurisdiction or there is reason to believe that it would not have or would decline to exercise jurisdiction, to the nonexclusive jurisdiction and venue of the state or federal courts located in the City of New York in the Borough of Manhattan.  Subject to the foregoing, each party hereto irrevocably waives, to the fullest extent permitted by applicable law, (a) any right it may have to a trial by jury in any legal proceeding related to or arising out of this Purchase Letter or the transactions contemplated hereby or thereby (whether based on contract, tort or any other theory) and (b) any objection that it may now or hereafter have to the laying of venue of any such legal proceeding in the Bankruptcy Court or the state or federal courts located in the City of New York in the Borough of Manhattan.

This Purchase Letter and the Put Option Parties’ obligations hereunder shall terminate at any time upon written notice from the Put Option Parties to US Concrete in the event that any of the conditions set forth in this Purchase Letter becomes incapable of being satisfied (unless such condition has been waived by the Put Option Parties in their sole discretion); provided, that in the case of any failure to satisfy paragraph 1 and 3, the Debtors shall automatically receive a five (5) day extension of the applicable deadline if the Debtors failed to satisfy the applicable condition by the deadline stated therein notwithstanding the Debtors’ reasonable good faith efforts to satisfy the applicable condition.  This Purchase Letter shall be subject to the approval of the Bankruptcy Court.

The reimbursement and indemnification provisions contained herein and any other provision herein or therein which by its terms expressly survives the termination of this Purchase Letter shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered and notwithstanding the termination of this Purchase Letter or the commitment of the Put Option Parties hereunder; provided that such reimbursement and indemnification provisions shall be superseded in their entirety by the reimbursement and indemnification provisions set forth in any such definitive documentation for the Transaction.

If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms hereof by returning to us executed counterparts hereof not later than 5:00 p.m., New York City time, on July 20, 2010.  This offer will automatically expire at such time if we have not received such executed counterparts in accordance with the preceding sentence.  Unless extended in writing by the Put Option Parties, the commitments contained herein to purchase the Convertible Secured Notes upon exercise by the Company of the Put Option shall automatically expire at 5:00 p.m., New York City time, on September 27, 2010.

We are pleased to have been given the opportunity to assist you in connection with this important financing.

Very truly yours,

MONARCH ALTERNATIVE CAPITAL L.P.

By:	/s/ T.J. Viglietta
Name: T.J. Viglietta
Title: Managing Pincipal

WHITEBOX ADVISORS, LLC

By:	/s/ Mark Strefling
Name: Mark Strefling
Title: Chief Legal Officer

YORK CREDIT OPPORTUNITIES MASTER FUND, L.P.

By:	York Credit Opportunities Domestic Holdings, LLC, its General Partner

By:	/s/ Daniel A. Schwartz
Name: Daniel A. Schwartz
Title: Chief Investment Officer

YORK CREDIT OPPORTUNITIES FUND, L.P.

By:	York Credit Opportunities Domestic Holdings, LLC, its General Partner

By:	/s/ Daniel A. Schwartz
Name: Daniel A. Schwartz
Title: Chief Investment Officer

[Convertible Secured Notes Commitment Letter]

Accepted and agreed to as of
the date first written above by:

U.S. Concrete, Inc.

By:	/s/ Michael W. Harlan
Name: Michael W. Harlan
Title: President and CEO

[Convertible Secured Notes Commitment Letter]

Exhibit A
Term Sheet

EXECUTION VERSION

Outline of Proposed Terms and Conditions
for U.S. Concrete, Inc.

July 20, 2010

The terms and conditions of this “Term Sheet” are part of a comprehensive transaction, which is an integral aspect of the proposed restructuring of U.S. Concrete (the “Company”) (collectively, the “Financing”).  This Term Sheet is subject in all respects to the commitment letter to which this Term Sheet is attached and which it forms a part.

The Transaction:
A private exit placement of Convertible Secured Notes (as defined below) with funds being provided by the exercise of a put option by the Company to place such Convertible Secured Notes with the Purchaser Group, with proceeds received by the Company used to repay in full the current DIP revolving and term facility and for working capital and other general corporate purposes.

Purchaser Group:
The purchaser group consists of three existing holders of the Company’s 8.375% senior subordinated notes including Monarch Alternative Capital, Whitebox Advisors and York Capital Management (the “Purchaser Group”).  Each member of the Purchaser Group is committing to purchase up to $16.67 million of the offering upon the exercise of the Company’s option (the “Put Option”).

Consideration:
Pursuant to the Put Option, the Purchaser Group will commit to purchase $50 million in new Convertible Secured Notes (the “Convertible Secured Notes”).  The opportunity to purchase the Convertible Secured Notes will be offered to certain other holders of U.S. Concrete’s 8.375% Notes on a pro rata basis.  Holders must meet the definition of a QIB or institutional accredited investor in order to participate.  Holders participating in the purchase of the Convertible Secured Notes, including the members of the Purchaser Group upon exercise of the Put Option, are hereinafter referred to collectively as the “Purchasing Parties,” and each a “Purchasing Party.”

If such other holders do not purchase their pro rata share of the Convertible Secured Notes, the Company may exercise its option to require each member of the Purchaser Group to purchase up to $16.67 million of the Convertible Secured Notes.

Description of Notes:	Description:	$50 million of new Convertible Secured Notes.

	Maturity:	Fifth anniversary of the issuance of the Convertible Secured Notes.

	Amortization:	None

	Interest:	9.5% per annum, payable quarterly in arrears.

Description of Notes (Cont.):	Option Premium:
The Purchaser Group shall receive a 2.00% option premium, which shall be earned, due and payable upon the issuance of the Convertible Secured Notes.  The obligation of the Company to pay the option premium shall be set forth in the definitive documentation governing the Purchaser Group’s obligation to purchase, upon the Company’s exercise of the Put Option, the Convertible Secured Notes.

	Conversion Price:	5% above the equity value based on the mid-point enterprise valuation of $194 million less estimated net debt at issuance.

Optional Conversion:
Except as set forth under “Conversion Event” below, holders shall have the right to convert all or any portion of the Convertible Secured Notes at such holder’s option at any time and from time to time prior to maturity thereof into a number of shares equal to the aggregate principal amount of the Convertible Secured Notes divided by the conversion price then in effect.  In connection with any such optional conversion, holders shall also have the right to receive accrued and unpaid interest on the Convertible Secured Notes to the date of conversion (the “Accrued Interest”).  The Company may elect to pay the Accrued Interest in cash or in shares of its common stock.  If the Company elects to satisfy its obligation to pay the Accrued Interest in shares, the number of shares issuable shall be determined by dividing the Accrued Interest by 95% of the trailing 10-day VWAP of the common stock of the Company.

Conversion Event:
If the closing price of the Company’s common stock exceeds 150% of the conversion price for at least 20 trading days during any consecutive 30-day trading period (a “Conversion Event”), the Company shall provide written notice to each holder of Convertible Secured Notes in accordance with the indenture (the “Conversion Notice”).  In addition, the Company shall publicly announce such Conversion Event by filing a press release on Form 8-K with the Securities and Exchange Commission.  Except as set forth in an Election Notice (as defined below), the right to convert Convertible Secured Notes shall terminate on the date that is 46 days following the date of the Conversion Notice (the “Conversion Termination Date”), such that a holder of Convertible Secured Notes shall have a 45-day period to convert its Convertible Secured Notes up to the amount of the Conversion Cap (as defined below).  Any Convertible Secured Notes not converted prior to the Conversion Termination Date as a result of the Conversion Cap shall be, at such holder’s election, upon written notice to the Company (the “Election Notice”) converted into shares of common stock of the Company on a date or dates prior to the date that is 180 days following the Conversion Termination Date (such date or dates to be specified in the Election Notice).  A holder shall deliver an Election Notice so specifying its election on or prior to the Conversion Termination Date.

Any Convertible Secured Notes not otherwise converted prior to the Conversion Termination Date or specified for conversion in an Election Notice shall be redeemable, in whole or in part, at the Company’s option at any time prior to maturity at par plus accrued and unpaid interest to the Conversion Termination Date.

Interest shall cease to accrue on all Convertible Secured Notes on the Conversion Termination Date and the covenants and related events of default contained in the indenture shall cease to be of any force and effect on the Conversion Termination Date (other than the Company’s obligation to convert, redeem or pay at maturity the Convertible Secured Notes).

If a Conversion Event occurs on or prior to the second anniversary of the issue date of the Convertible Secured Notes, in addition to the shares issuable upon conversion or amounts received upon redemption or maturity, as applicable, the holders shall have a right to receive upon conversion, redemption or maturity, as applicable, the lesser of: (i) the aggregate amount of interest that would be payable from the Conversion Termination Date through the second anniversary of the closing date (including any accrued and unpaid interest on the Convertible Secured Notes to the Conversion Termination Date (or conversion date, if earlier)) and (ii) an aggregate amount equal to 15 months of interest (including any accrued and unpaid interest on the Convertible Secured Notes to the Conversion Termination Date (or conversion date, if earlier)) (amounts in clauses (i) and (ii) above referred to as the “Cash Conversion Amount”).  The Company may elect to pay the Cash Conversion Amount in cash or in shares of its common stock.  If the Company elects to satisfy its obligation to pay the Cash Conversion Amount in shares, the number of shares issuable shall be determined by dividing the Cash Conversion Amount by 95% of the trailing 10-day VWAP of the common stock of the Company from the Conversion Termination Date.

The Company shall pay the Cash Conversion Amount as follows: (i) on the Conversion Termination Date for all Convertible Secured Notes converted prior to such date, (ii) on the date or dates specified for conversion in an Election Notice, if any, and (iii) on the date of redemption or at maturity, as applicable, for all other Convertible Secured Notes.

Make-Whole on Fundamental Change of Control:
Upon a fundamental change of control, in addition to any conversion rights such holder may have, each holder of the Convertible Secured Notes will have (a) a make-whole provision calculated in a manner consistent with the methodology used on Annex 1 attached hereto, which sets forth for illustrative purposes make-whole amounts based upon a conversion price of $10 per share and (b) an amount equal to interest that would be payable from the date of the fundamental change of control through the third anniversary of the closing date, plus any accrued and unpaid interest from the closing date to the date of such fundamental change of control (clause (b) above, the “Cash Make Whole Amount” and clauses (a) and (b) above, the “Make Whole Amount”). The Company may elect to pay the Cash Make Whole Amount in cash or in shares of its common stock.  If the Company elects to satisfy its obligation to pay the Cash Make Whole Amount in shares, the number of shares issuable shall be determined as follows: (i) if the fundamental change of control is a merger or consolidation described in clause (i) of the definition of “fundamental change of control” and all of the Company’s common stock is exchanged for stock of the acquiror, the number of shares of Company common stock issuable shall be determined by dividing the Cash Make Whole Amount by the implied price paid per share for the common stock of the Company in connection with such fundamental change of control, with such shares being treated the same as all other shares of Company common stock in such fundamental change of control transaction, and (ii) in all other cases, the number of shares of Company common stock issuable shall be determined by dividing the Cash Make Whole Amount by 95% of the trailing 10-day VWAP of the common stock of the Company immediately prior to such fundamental change of control.

In lieu of the foregoing, upon a fundamental change of control, the holders shall have the right to require the Company to repurchase outstanding Convertible Secured Notes at par plus accrued and unpaid interest thereon.

A “fundamental change of control” will be deemed to occur at such time as: (i) the Company consolidates with or merges with or into another person (other than any subsidiary of the Company or a merger for the purpose of changing the Company’s jurisdiction of incorporation) and its outstanding voting securities are reclassified into, converted for or converted into the right to receive any other property or security, or the Company sells, conveys, transfers or leases all or substantially all of its properties and assets to any person (other than its subsidiary); provided, that the foregoing shall not constitute a fundamental change of control if persons that beneficially own the Company’s voting securities immediately prior to the transaction own, directly or indirectly, a majority of the voting securities of the surviving or transferee person immediately after the transaction in substantially the same proportion as their ownership of the Company’s voting securities immediately prior to the transaction; (ii) any “person” or “group” (as such terms are used for purposes of Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended, whether or not applicable), other than the Company or any of its subsidiaries or any employee benefit plan of it or such subsidiary, is or becomes the “beneficial owner,” directly or indirectly, of more than 50% of the total voting power in the aggregate of all classes of the Company’s capital stock then outstanding and entitled to vote generally in elections of directors; or (iii) during any period of 12 consecutive months after the date of original issuance of the Convertible Secured Notes, persons who at the beginning of such 12 month period constituted the Company’s Board of Directors, together with any new persons whose election was approved by a vote of a majority of the persons then still comprising its Board of Directors who were either members of the Board of Directors at the beginning of such period or whose election, designation or nomination for election was previously so approved, cease for any reason to constitute a majority of the Company’s Board of Directors.

Notwithstanding the foregoing, a  “fundamental change of control” shall not be deemed to have occurred in the case of a merger or consolidation described in clause (i) of the definition of fundamental change of control if (x) at least 90% of the consideration paid for the Company’s common stock (and cash payments pursuant to dissenter’s appraisal rights) in the merger or consolidation consists of common stock of a U.S. or non-U.S. company traded on a national securities exchange (or which will be so traded or quoted when issued or exchanged in connection with such transaction) and (y) the market capitalization of the acquiror is at least equal to or greater than the market capitalization of the Company on the trading day immediately preceding the day on which such merger or consolidation is publicly announced.

A Purchasing Party shall not be entitled to receive the Make Whole Amount upon a fundamental change of control if such fundamental change of control (i) is a merger, consolidation or sale with or into such Purchasing Party, its affiliates or any “group” of which such Purchasing Party is a member; (ii) is a transaction specified in clause (ii) of the definition of fundamental change of control if such Purchasing Party or any of its affiliates is a “person” or a member of a “group” for purposes of such clause (ii); or (iii) if the nominees of any such Purchasing Party, its affiliates, or any “group” of which such Purchasing Party is a member constitutes one or more of new board members effecting such fundamental change of control.

Covenants:
Standard high yield covenants including limitation on liens and a debt incurrence test (including exceptions for (i) $75 million at any time incurred pursuant to the First Lien Revolving Facility; provided, that after March 31, 2012, the Company may only incur such debt to the extent the Company is in compliance, on a pro forma basis, with a maximum Secured Leverage Ratio (to be mutually defined but only including debt incurred pursuant to the Convertible Secured Notes and First Lien Revolving Facility (other than letters of credit)) of 6.50:1.00, (ii) $50 million at any time in other secured debt (including, without limitation the obligations under the Notes), (iii) other unsecured debt so long as immediately after the incurrence of such unsecured debt, the Company shall be in compliance, on a pro forma basis, with a maximum Total Leverage Ratio (to be mutually defined but excluding all capital lease and other PMSI debt and non-recourse debt) of 5.00:1.00 and (iv) other customary exceptions to be mutually agreed).  No interest coverage, liquidity, capital expenditure or other financial maintenance covenant requirements.

Collateral:
The holders of the Convertible Secured Notes shall have a first priority lien on substantially all assets of the Company and the applicable guarantors, including material owned real property and material owned quarries (and related assets), subject to permitted liens (including a second priority lien in favor of the agent under the First Lien Revolving Facility) and exceptions to be mutually agreed; provided, that notwithstanding the foregoing, the holders of the Convertible Secured Notes shall have a second priority lien on the assets of the Company and other guarantors (subject to permitted liens and exceptions to be mutually agreed), securing the Company’s revolving exit facility (including any refinancing, replacement, extension, renewal, amendment, supplement, or modification thereof, the “First Lien Revolving Facility”).

Intercreditor:
The Convertible Secured Notes will be pari passu in right of payment to existing senior indebtedness of the Company and subject to an intercreditor agreement with the agent under the First Lien Revolving Facility which will govern the priority of the security interests in the collateral and related creditors’ rights.

Registration Rights:
Filing of a registration statement with respect to the resale of the Convertible Secured Notes that are Registrable Securities (as defined below), such filing to be made no later than the first business day following the date that is 365 days following the issuance date of the Convertible Secured Notes (the “Registration Date”); filing of a registration statement with respect to the resale of the common stock underlying the Convertible Secured Notes, such filing to be made and declared effective within 180 days following the issuance date of the Convertible Secured Notes, in each case subject to such other terms as may be mutually agreed.  The Convertible Secured Notes shall not be considered “Registrable Securities” for purposes of the applicable registration rights agreement if such securities may be transferred freely (without complying with volume, manner of sale or information requirements (i.e., whether or not the Company has timely filed any required reports under the Securities Exchange Act of 1934 (the “Exchange Act”)) by the holder thereof under Rule 144 under the Securities Act of 1933 without any restrictive legends.  For the avoidance of doubt, the Company shall not be required to file a registration statement in connection with the resale of any Convertible Secured Notes that are not Registrable Securities as of the Registration Date.

Adjustments to Conversion Price:
Adjustments for dividends, stock splits, combinations and the like, subject to certain customary exceptions.  The equity issued upon conversion of the Convertible Secured Notes shall not dilute either the equity issued pursuant to the Management Incentive Plan or the warrants issued pursuant to the Plan of Reorganization as set forth on Annex 1 attached hereto.

	Redemption:	Other than as provided under “Conversion Event”, the Convertible Secured Notes shall not be redeemable by the Company.

Other:	Agent:	Wells Fargo

Conversion Cap:
In no event will a Convertible Secured Note be convertible into a number of shares of common stock of the Company that would cause a holder to “beneficially own” (as such term is used in the Exchange Act) more than 9.9% of the common stock of the Company at any time outstanding.

Additional Covenants:	The indenture shall contain affirmative covenants customary for transactions of this type including customary reporting covenants.